                                                                    Exhibit 21.1

                          Subsidiaries of the Company

                                            State of
        Subsidiary Name                   Organization
        ---------------                   ------------
        Managed Care Buyer's Group, Inc.   Minnesota

   The above subsidiary does business under the name Managed Care Buyer's Group, Inc.